Exhibit 10.12

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***].”  SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (i) NOT MATERIAL AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

ADDITIONAL PROTOCOL

1-                           THE PARTIES

1.1                     Lessor:

D GAYRİMENKUL YATIRIMLARI VE TİCARET A.Ş.

Burhaniye Mahallesi, Kısıklı Caddesi No:65 Üsküdar— İstanbul

1.2                     Lessee:

D MARKET ELEKTRONİK HİZMETLER VE TİCARET A.Ş.

Kuştepe Mah. Mecidiyeköy Yolu Cad. No: 12, K:2 Şişli - İstanbul

2-                           SUBJECT OF THE PROTOCOL:

This protocol relates to the amendment of the Lease Agreement and additional protocols signed between the parties on 24.12.2014 regarding the lease of the properties in the 2nd Tower (office floors) Block structure, 5.473.00 m2 located on the 2nd, 3rd and 4th floors, 579 m2 on the 5th floor, 100 m2 on the 26th floor and 140 m2 on the 11th floor of the premises named,  registered in Mecidiyeköy Mah., Şişli, Istanbul, in Istanbul Province,  Şişli District, Mecidiyeköy Mahallesi, Plot 298, Block 2524 and Parcel 3 within the scope of Decree No. 32 on the Protection of the Value of Turkish Currency, which was amended by the Presidential Decree No. 85 of 12.09.2018 and leasing the area with the section number and area written below in addition to the premises in order to meet the Lessee’s request for additional rental area.

3-                           PROVISIONS ON NEW AREA LEASE

In addition to the areas specified in the Lease Agreement and the additional protocol, a total area of 1295 m2, details of which are given below, has been leased.

Section No.	5th Floor Office 502	5th Floor Specified areas of office 503 and 504	11th floor Office 1102
Area	260 m2	562 m2	473m2

3.1                     The Parties agree that the provisions of the Agreement, the provisions of Article 4 of this Protocol and all rights and obligations under this Protocol shall also apply to the additional area leased under this Protocol.

3.2                     Duration: The duration of this Protocol will be evaluated depending on the date of the main Lease Agreement.  The starting date of this protocol is 15.04.2019 and the expiry date is 31.12.2019, same as the date of the expiry of the main agreement.

3.3                     Monthly Rental Fee: In addition to the monthly rental fee determined in the Agreement and additional protocols between the parties, the lessee shall pay the monthly rental fees for the additional area subject to this protocol determined below to the Lessor in the form and period specified in the relevant provisions of the Agreement.  At the end of this protocol period, it shall be renewed together with the agreement within the scope of the conditions specified in the lease agreement.

Monthly Rental Fees (For 5. Floor 822 m2 newly leased office): [***]

Monthly Rental Fees (For 11. Floor 473 m2 office): [***]

3.4                     The premises has been delivered to the Lessee and this protocol replaces the delivery report.  The starting date of the lessee’s responsibility to pay the rent, common expenses and expenses belonging to the lessee related to the additional area has been accepted by the Parties as 15.04.2019. The Lessee agrees and undertakes to pay the consumption expenses belonging tothe Lessee [Article 7 of the Agreement] and the Common Expense costs [Article 8 of the Agreement] within the scope of the current agreement between the parties in addition to the Monthly Rental Fee.

4-                           PROVISIONS WITHIN THE SCOPE OF DECISION NO.32 ON THE PROTECTION OF THE VALUE OF THE TURKISH CURRENCY

4.1                     The Parties have agreed that the provisions of the Lease Agreement and additional protocol shall be adapted to the relevant decision within the scope of the Decision No. 32 on the Protection of the Value of Turkish Currency amended by the Presidential Decision dated 12.09.2018 and numbered 85 stating that “some of the agreement values shall not be determined in foreign currency” and the provisions other than the adapted provisions shall remain valid.

4.2                     The Parties have agreed that the Monthly Rental Price specified in Article 1.4 of the Lease Agreement and Additional Protocols shall be arranged as follows. The following monthly rental fees do not include the newly leased areas and the monthly rental fees specified in Article 3.3 of this protocol shall be paid in addition to the following monthly rental fees.

Monthly Rental Fees (For 2., 3., and 4. Floors 5473 m2 office): [***]

Monthly Rental Fees (For 11. Floor 579 m2 office): [***]

Monthly Rental Fees (For 5. Floor 579 m2 office): [***]

Monthly Rental Fees (For 26. Floor 100 m2 office); [***]

During the agreement period in each lease renewal period, at the beginning of the period for the renewed lease period “Monthly Rental Fee” shall be determined by increasing at the exchange ratio of Consumer Price Index (“CPI”) determined annually by the Turkish Statistical Institute. In cases where the relevant legislation requires the Producer Price Index (“PPI”) or CPI-PPI average to be taken as a basis instead of CPI, these principles shall apply in determining the “Monthly Rental Fee” without the need to sign an additional protocol.

Common Expense Fee and consumption expenses shall be paid to the Lessor within the scope of the provisions specified in the agreement.

4.3                     The Parties agree that 1st and 2nd sub clauses of Article 6 of the Lease Agreement titled

“Provisions regarding the Monthly Rental Fee have been arranged as follows.

“6.1 The lessee shall pay the Monthly Rental Fee together with the VAT and in advance until 17.00 o’clock to be transferred to the Lessor’s bank account.

6.2 The Lessor shall submit the invoice to be issued to the Lessee within the legal period for the Monthly Rental Fee + VAT. “

4.4                     The Parties have agreed to amend the first paragraph of Article 10 titled Special Provisions Related to the Allocation and Use of the Leased Property as follows. “10.1 The Lessee shall use the Leased Property as an office and shall not change its intended use; contrary behaviours are deemed to be contradiction to the agreement and the reason for evacuation.  In case it is used contrary to the purpose of the Leased Property, the Lessee is obliged to pay the penalty amounting to 3 days’ rent for each day for which the contradiction is not remedied, even if the contradiction is remedied immediately, and in case the Lessor exercises the right to terminate the agreement, the amount to be calculated in accordance with the provisions of Article [9.3] shall be paid to the Lessor as termination compensation.’’

4.5                     The Parties agree that in the case of penalty clauses and compensations specified in the adaptations made with this Protocol depending on the rental price, a calculation will be made within the scope of the last rental fee invoice issued before the month in which the application will be made.

4.6                     For the avoidance of doubt, the parties have agreed that the words “US Dollars” and “Currency” within the scope of the Rental Agreement and Additional Protocols shall be removed from the text of the Agreement and upon the removal of these words the provisions that have no meaning or necessity shall be completely removed from the text of the Agreement.

4.7                     In the event that the provision added to paragraph g of Article 4 of the Decree on the Protection of the Value of Turkish Currency No. 32 with the Presidential Decision dated 12.09.2018 and numbered 85 is repealed, the Parties have agreed that this protocol shall automatically become null and void and the provisions of the Lease Agreement shall be applied in its former form.

5-                           This Protocol has been issued in two copies and Stamp Tax and notary fees shall be paid by the Lessor, if any, and the entire amount shall be invoiced to the Lessee. The lessee shall pay the said amount to the Lessor’s bank account within 5 days from the invoice date.

This Protocol consisting of 5 (five) articles was issued and signed by the Parties on 14.06.2019 and it is deemed to be effective from 12.10.2018 in terms of the provisions related to the decision numbered 32, and it is deemed to be effective from 15.04.2019 in terms of the regulations related to new leases.

Lessee	Lessor

D- Market Elek. Hiz. Ve Tic. A.Ş.	D Gayrimenkul Yatırımları Ve Ticaret A.Ş.

/s/ D- Market Elek. Hiz. Ve Tic. A.Ş.	/s/ D Gayrimenkul Yatırımları Ve Ticaret A.Ş.